Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

NewStar Financial, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of NewStar Financial, Inc. of our reports dated March 10, 2008 with respect to the consolidated financial statements of NewStar Financial, Inc. and the effectiveness of internal control over financial reporting, which reports are incorporated by reference herein and to the reference to us under the heading “Experts” in the Registration Statement.

Our report with respect to the consolidated financial statements refers to a change in the accounting for share-based payments to adopt Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment effective January 1, 2006.

/s/ KPMG LLP

KPMG LLP LLP
Boston, Massachusetts
May 1, 2008